Exhibit 23.3

CONSENT OF THE APPOINTED ACTUARY

We consent to the incorporation by reference in this Registration Statement on Form F-4 of Kingsway Financial Services Inc. of our Appointed Actuary’s Report dated February 10, 2004 with respect to our review of management’s valuation of the unpaid claim liabilities of the insurance and reinsurance subsidiaries of Kingsway Financial Services Inc. for its consolidated balance sheets as at December 31, 2003 and 2002 and their changes in the consolidated statements of operations for each of the years in the three-year period ended December 31, 2003, which report appears in the annual report on Form 40-F of Kingsway Financial Services Inc.

Claudette Cantin, F.C.I.A.

Toronto, Canada

May 26, 2004